FIRST TRUST SERIES FUND
                        (a Massachusetts Business Trust)

          AMENDED AND RESTATED ESTABLISHMENT AND DESIGNATION OF SERIES
                        OF SHARES OF BENEFICIAL INTEREST
                      (EFFECTIVE AS OF NOVEMBER 20, 2014)

       WHEREAS, the initial Trustee of the Trust, acting pursuant to Section 4.9 of the Declaration of Trust dated July 9, 2010 (the "Declaration"), divided the Shares of the Trust into one series of shares of beneficial interests in the Trust as of that same date as set forth on Schedule A to the Declaration: First Trust Preferred Securities and Income Fund;

       WHEREAS, pursuant to Section 4.9 of the Declaration, the initial Trustee of the Trust, on the 19th of July, 2010, designated an additional series to be named First Trust/Confluence Small Cap Value Fund;

       WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on the 21st of March, 2011, designated an additional series to be named First Trust Floating Rate Fund;

       WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on the 11th of June, 2012, designated an additional series to be named First Trust Short Duration High Income Fund;

       WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on the 22nd of January, 2014, designated an additional series to be named First Trust Municipal Bond Fund;

       WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on the 9th day of June, 2014, amended and restated the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest in order to terminate the First Trust Municipal Bond Fund;

       WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on the 22nd of July, 2014, designated an additional series to be named First Trust AQA Equity Fund;

       WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the Trust, on the 15th day of September, 2014, amended and restated the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest in order to terminate the First Trust Floating Rate Fund; and


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       WHEREAS, pursuant to Section 4.9 of the Declaration, the Trustees of the
Trust, on the 20th of November, 2014, desire to amend and restate the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest in order to designate an additional series to be named First Trust PWP Equity Market Neutral Fund.

       NOW THEREFORE, by vote of at least a majority of the Trustees of the Trust on September 15, 2014, the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest is further amended and restated in its entirety as follows:

       The following Series of the Trust are established and designated with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

            1. First Trust Preferred Securities and Income Fund
            2. First Trust/Confluence Small Cap Value Fund
            3. First Trust Short Duration High Income Fund
            4. First Trust AQA Equity Fund
            5. First Trust PWP Equity Market Neutral Fund

1. Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time ("Prospectus"). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.


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5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.


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       IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of this 20th day of November, 2014.


/s/ W. Scott Jardine
------------------------------------
    W. Scott Jardine, Secretary



STATE OF ILLINOIS   )
                    ) SS.
COUNTY OF DUPAGE    )


       Then personally appeared the above-named person who is known to me to be the Secretary of the Trust whose name and signature are affixed to the foregoing Amended and Restated Designation of Series of Shares of Beneficial Interest and who acknowledged the same to be his free act and deed, before me this 20th day of November, 2014.


                                        /s/ Sandra Kim Streit
                                        -------------------------------------
                                        Notary Public
                                        My Commission Expires: 05/28/2017